EX-99.h.1.ii

AMENDMENT NO. 1 TO

SCHEDULE A

VOYAGEUR MUTUAL FUNDS III

SHAREHOLDER SERVICES AGREEMENT

APPLICABLE SERIES

EFFECTIVE AS OF OCTOBER 29, 2014

Delaware Select Growth Fund

AGREED AND ACCEPTED:

DELAWARE SERVICE COMPANY, INC.		VOYAGEUR MUTUAL FUNDS III
for its series set forth in this Schedule A

By:	/s/ STEPHEN J. BUSCH	By:	/s/ PATRICK P. COYNE
Name:	Stephen J. Busch	Name:	Patrick P. Coyne
Title:	Senior Vice President	Title:	President